SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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National Service Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NATIONAL SERVICE INDUSTRIES, INC.

1420 Peachtree Street, N.E.
Suite 200
Atlanta, Georgia 30309

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held December 19, 2002

      The annual meeting of stockholders of NATIONAL SERVICE INDUSTRIES, INC. (the “Corporation” or “NSI”) will be held on Thursday, December 19, 2002, at 10:00 a.m. at Kennesaw State University, A.L. Burruss Building, 1000 Chastain Road, N.W., Kennesaw, Georgia, for the following purposes:

(1) to elect eight directors of the Corporation, to serve terms ending at the next Annual Meeting of Stockholders;

(2) to ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent auditors for the fiscal year ending August 31, 2003; and

(3) to transact such other business as may properly come before the meeting or any adjournments thereof.

      The Board of Directors of the Corporation (the “Board of Directors” or the “Board”) has fixed the close of business on November 7, 2002 as the record date for the determination of the stockholders who will be entitled to notice of and to vote at this meeting or any adjournments thereof.

November 22, 2002

By order of the Board of Directors,

CAROL ELLIS MORGAN
Senior Vice President,
General Counsel, and Secretary

YOUR VOTE IS IMPORTANT

      IF YOU ARE A STOCKHOLDER OF RECORD, YOU CAN VOTE YOUR SHARES BY THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD.

      IF YOU WISH TO VOTE BY MAIL, PLEASE DATE, SIGN, AND MAIL THE ENCLOSED PROXY PROMPTLY.

      NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IN THE ACCOMPANYING ENVELOPE.

NATIONAL SERVICE INDUSTRIES, INC.

1420 Peachtree Street, N.E.

Suite 200
Atlanta, Georgia 30309

PROXY STATEMENT

      The following information is furnished in connection with the solicitation of proxies by the Board of Directors for the annual meeting to be held on December 19, 2002 (the “Annual Meeting”). Enclosed with this proxy statement are a proxy for use at the meeting and a copy of the Corporation’s Annual Report to stockholders, which includes the Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “Commission”), for the fiscal year ended August 31, 2002. This proxy statement and the enclosed proxy are initially being mailed to stockholders on or about November 22, 2002.

GENERAL INFORMATION

Proxy

      Stockholders are requested to provide their voting instructions on the enclosed proxy by mail using the accompanying envelope, by the internet, or by telephone. Stockholders who hold their shares through a bank or broker can vote by the internet or by telephone if these options are offered by the bank or broker. At any time before the proxy is voted, it may be revoked by written notice to the Secretary of the Corporation. Proxies that are properly delivered, and not revoked, will be voted in accordance with stockholders’ directions. Where no direction is specified, proxies will be voted as recommended by the Board of Directors.

      Stockholders may deliver their proxy using one of the following methods:

      By the Internet. Stockholders of record may give their voting instructions by the internet as described on the proxy card. Internet voting is also available to stockholders who hold shares in the DirectService Plan, in the Corporation’s Employee Stock Purchase Plan, or in a 401(k) plan sponsored by the Corporation. The internet voting procedure is designed to verify the voting authority of stockholders. You will be able to vote your shares by the internet and confirm that your vote has been properly recorded. Please see your proxy card for specific instructions.

      By Telephone. Stockholders of record may give their voting instructions using the toll-free number listed on the proxy card. Telephone voting is also available to stockholders who hold shares in the DirectService Plan, in the Corporation’s Employee Stock Purchase Plan, or in a 401(k) plan sponsored by the Corporation. The telephone voting procedure is designed to verify the voting authority of stockholders. The procedure allows you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy card for specific instructions.

      By Mail. Stockholders may sign, date, and mail their proxies in the postage-paid envelope provided. If you sign, date, and mail your proxy card without providing voting instructions on specific items, your proxy will be voted as recommended by the Board of Directors.

Stock Outstanding and Voting Rights

      As of November 7, 2002, the record date for the Annual Meeting, there were 11,165,943 shares of NSI common stock outstanding and entitled to vote. The holders of NSI common stock, the only class of voting stock of the Corporation outstanding, are entitled to one vote per share for the election of directors and on the other matters presented.

Quorum

      The presence, in person or represented by proxy, of at least one-third of the outstanding shares of NSI common stock issued and outstanding and entitled to vote is necessary to constitute a quorum. The election inspector appointed for the meeting will determine whether or not a quorum is present. The election inspector will treat abstentions as shares that are present and entitled to vote but as unvoted for purposes of determining the approval of any matter submitted to the stockholders.

      If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (i.e., “broker non-votes”), those shares will be considered as present for purposes of establishing a quorum but are not entitled to vote at the Annual Meeting with respect to that matter.

Explanatory Note Regarding Spin-Off Transaction

      Effective November 30, 2001, the Corporation completed the spin-off of its lighting equipment and chemicals businesses (the “Spin-Off”). The Spin-Off was effected by a pro rata distribution to the Corporation’s stockholders of 100% of the outstanding shares of common stock of Acuity Brands, Inc. (“Acuity”), a wholly owned subsidiary of the Corporation immediately prior to the time of the Spin-Off.

      In connection with the Spin-Off, each of the executive officers of the Corporation at such time, except Brock A. Hattox, Richard W. LeBer and J. Randolph Zook, resigned and joined Acuity in similar positions. Also in connection with the Spin-Off, each of the Corporation’s directors, except Betty L. Siegel, resigned from the Board of Directors and its committees and six new directors were appointed effective as of the consummation of the Spin-Off. Each of the Corporation’s resigning directors, except Thomas C. Gallagher and Roy Richards, Jr., was thereafter appointed to the board of directors of Acuity.

      Certain information required to be disclosed in a proxy statement generally relates to a company’s prior fiscal year, such as information relating to executive compensation, stock price performance and employment agreements. Because the Spin-Off occurred during the Corporation’s most recent fiscal year, certain information applies to the Corporation as it existed prior to the Spin-Off and may have only limited relevance to an understanding of the Corporation following the Spin-Off.

ITEM NO. 1 — ELECTION OF DIRECTORS

      At the Annual Meeting, eight directors of the Corporation will be elected to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. To be elected, a nominee must receive a plurality of the votes cast at the meeting. The persons named as proxies in the accompanying proxy, or their substitutes, will vote for the election of the nominees listed hereafter, except to the extent authority to vote for any or all of the nominees is withheld. No nominee for election as a director is proposed to be elected pursuant to any arrangement or understanding between the nominee and any other person or persons. It is believed that all such nominees are available for election. If any of the nominees are unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment.

      The Board of Directors of the Corporation recommends a vote “FOR” each of the nominees named below.

Information Concerning Nominees

      All of the nominees listed below are currently directors of the Corporation and have served continuously since their election. All of the current directors, except for Dr. Siegel and except for Mr. Sweetwood, who was elected to the Board effective January 2002, were elected by the Board of Directors effective December 1, 2001.

      The following is a brief summary of each nominee’s business experience and other directorships held.

DENNIS R. BERESFORD
Mr. Beresford, 63 years old, has served as the Ernst & Young Executive Professor of Accounting at the University of Georgia since July 1997. He previously served as Chairman of the Financial Accounting Standards Board from January 1987 until June 1997. Mr. Beresford is a director of WorldCom, Inc., Legg Mason, Inc. and Kimberly-Clark Corporation.
JOHN E. CAY, III
Mr. Cay, 57 years old, has served as Chairman and Chief Executive Officer of Palmer & Cay, Inc., an insurance brokerage and employee benefits consulting company, since January 1970. He is also a director of Friedman’s Inc., a specialty jewelry retailer.
DON L. CHAPMAN
Mr. Chapman, 63 years old, has served as Chairman and Chief Executive Officer of Tug Investment Corporation, an investment and printing equipment sales company, since April 2000. He previously served as President of S&S Tug Manufacturing Company, a manufacturer of material-handling vehicles, from March 1999 until April 2000. From January 1997 until March 1999, Mr. Chapman was Chief Executive Officer and Principal of Tug Manufacturing Corp., also a manufacturer of material-handling vehicles. He also serves as a director of AirTran Holdings, Inc. and RARE Hospitality International, Inc., a company owning and operating casual and fine dining restaurants.

BROCK A. HATTOX
Mr. Hattox, 54 years old, has been Chairman, Chief Executive Officer and President of the Corporation since December 2001. He previously served as Executive Vice President and Chief Financial Officer of the Corporation from September 1996 through November 2001. Prior to joining NSI, Mr. Hattox was with McDermott International, Inc., serving as Chief Financial Officer from 1991 until 1996 and President of the engineering and construction group from 1995 until 1996.
JOIA M. JOHNSON
Ms. Johnson, 42 years old, has served as General Counsel of RARE Hospitality International, Inc., a company owning and operating casual and fine dining restaurants, since May 1999 and as Executive Vice President since May 2000. Ms. Johnson previously served as Vice President and General Counsel of H.J. Russell & Company, a real estate development, construction and property management firm, from January 1989 until May 1999.
MICHAEL Z. KAY
Mr. Kay, 63 years old, is the retired President and Chief Executive Officer of Sky Chefs Inc. (known as LSG Sky Chefs after 1993), an airline catering company, where he served in such capacity from September 1991 until September 2001. Since September 2001, he has served as Chairman of the Board of Magnatrax Corporation, an engineered metal buildings and metal building components company. Mr. Kay also serves as a director of Radiant Systems, Inc., a provider of enterprise-wide technology solutions to businesses.
BETTY L. SIEGEL Dr. Siegel, 71 years old, has served as President of Kennesaw State University since 1981. She has served as a director of NSI since 1988.
JOHN T. SWEETWOOD
Mr. Sweetwood, 55 years old, has served as President of Woods Investment since July 2002. From October 2000 until June 2002, he served as President — The Americas of Six Continents Hotels, Inc. From October 1999 until September 2000, Mr. Sweetwood served as President, Midscale Hotels of Six Continents Hotels, Inc. From July 1997 until September 1999, he served as President, Holiday Inn Express. Mr. Sweetwood serves as a director of The Pep Boys — Manny, Moe & Jack.

Compensation of Directors

      During the fiscal year ended August 31, 2002, beginning after the Spin-Off, the annual director fee for each director who was not an employee of the Corporation was $40,000, payable half in cash and half in restricted stock, and the annual cash fee for serving as chairman of a committee was $5,000. Cash payments were payable on a quarterly basis. There is no retirement plan for the Corporation’s non-employee directors.

      In November 2001, the Executive Committee of the Board of Directors (currently named the “Corporate Governance and Nominating Committee”) adopted an amendment to the Nonemployee Director Deferred Stock Unit Plan that eliminated the automatic or elective deferral of future directors’ fees into the Plan and deleted the automatic grants of deferred stock units. After the Spin-Off, one director’s deferred stock units continued to be held in the plan.

      Pursuant to the Corporation’s 1992 Nonemployee Directors’ Stock Option Plan, stock options were granted annually on the day of the annual meeting. That plan terminated on September 19, 1999. To replace the 1992 Plan, the Executive Committee of the Board adopted the 2001 Nonemployee Directors’ Stock Incentive Plan, and the Plan was approved by the Corporation’s stockholders at the annual meeting of stockholders held on January 3, 2002. The Board has discretion in making future grants under this plan and during the fiscal year ended August 31, 2002, granted 37,380 restricted stock awards under such plan.

      Directors may participate in the Corporation’s Matching Gift Program. Under this program, the Corporation will match charitable contributions up to a total of $5,000 per individual per year.

      For information on compensation of Mr. Hattox, who also served as an executive officer during the fiscal year ended August 31, 2002, see “Executive Compensation” below.

Certain Relationships and Transactions

      Mr. Cay is the Chairman and Chief Executive Officer of, and owns a controlling interest in, Palmer & Cay, Inc., an insurance brokerage and employee benefits consulting company. The Corporation engages Palmer & Cay, Inc. for insurance brokerage services and employee benefits consulting in the ordinary course of business. In fiscal 2002, the Corporation paid Palmer & Cay, Inc. approximately $2.3 million in services and consulting fees. The Corporation expects to continue to engage Palmer & Cay, Inc. for similar services in fiscal 2003.

      The Corporation also has transactions in the ordinary course of business with unaffiliated corporations and institutions, which certain other non-employee directors of the Corporation serve as officers or directors. The Board does not consider the amounts involved in such services and transactions to be material in relation to its business and believes that such amounts are not material in relation to the business of these organizations or individuals.

Other Information Concerning the Board and its Committees

      The Board of Directors has delegated certain functions to the following standing committees:

The Corporate Governance and Nominating Committee, formerly known as the Executive Committee, is responsible for reviewing matters pertaining to the composition, organization and practices of the Board of Directors, including a periodic evaluation of the Board in meeting its corporate governance responsibilities, and for recommending to the full Board a slate of directors for consideration by the stockholders at the annual meeting of stockholders and candidates to fill any vacancies on the Board. The Corporate Governance and Nominating Committee is comprised as follows: Don L. Chapman, Chairman, Dennis R. Beresford and Michael Z. Kay. The Corporate Governance and Nominating Committee held one meeting during the fiscal year ended August 31, 2002 and took no actions by written consent.

The Audit Committee is responsible for certain matters pertaining to the auditing, internal control, and financial reporting of the Corporation, as set forth in the Audit Committee’s report below and in its charter included as Exhibit A to the proxy statement furnished in connection with the annual meeting of the Corporation held on December 21, 2000, which proxy statement was filed with the Commission on November 6, 2000. The members of the Audit Committee meet the current independence requirements of the New York Stock Exchange. The Audit Committee is comprised as follows: Dennis R. Beresford, Chairman, John T. Sweetwood, and Joia M. Johnson. The Audit Committee held four meetings during the fiscal year ended August 31, 2002 and took no actions by written consent.

The Compensation Committee is responsible for certain matters relating to the compensation of the officers of the Corporation, as set forth in the Compensation Committee’s report below. The Committee is comprised as follows: Michael Z. Kay, Chairman, Don L. Chapman, and Betty L. Siegel. The Compensation Committee held four meetings during the fiscal year ended August 31, 2002 and took no actions by written consent. The Compensation Committee was known as the Executive Resource and Compensation Committee prior to the Spin-Off.

      During the fiscal year ended August 31, 2002, the Board of Directors met 11 times and took three actions by written consent. All directors attended at least 75% of the total meetings held by the Board and their respective committees during the fiscal year.

      At its meeting on June 26, 2002, the Board elected Don L. Chapman as the Lead Director to lead all non-management director sessions of the Board.

      The Corporate Governance and Nominating Committee will consider nominee recommendations for next year’s annual meeting from stockholders made in writing and addressed to the attention of Chairman of the Corporate Governance and Nominating Committee, c/o Corporate Secretary, National Service Industries, Inc., 1420 Peachtree Street, N.E., Suite 200, Atlanta, Georgia, 30309. Stockholders making nominee recommendations to the Committee should provide the same information required for nominations by stockholders at an annual meeting, as explained below under “Other Matters — Stockholder Proposals.”

EXECUTIVE OFFICERS OF THE CORPORATION

      Executive officers of the Corporation are elected at the annual organizational meeting of the Board of Directors.

Name and Age of each Executive Officer	Business Experience of Executive Officers During the Five
and Positions Held with the Corporation	Years Ended August 31, 2002 and Term in Office

Brock A. Hattox, age 54 Chairman, Chief Executive Officer and President	Mr. Hattox was elected Chairman, Chief Executive Officer and President effective December 2001. Previously, he served as Executive Vice President and Chief Financial Officer of the Corporation from September 1996 through November 2001. Prior to joining NSI, Mr. Hattox served McDermott International, Inc. as Chief Financial Officer from 1991 to 1996.

Richard LeBer, age 44 Executive Vice President and President of National Linen Service	Mr. LeBer serves as Executive Vice President of the Corporation and President of National Linen Service (NLS). He joined NLS in 1996 as Vice President of Business Development and was named President in January 2000. From 1994 to 1996, Mr. LeBer was President and CEO of Equibase Co., a privately-held information services company. He previously served as a consultant with McKinsey & Company in Atlanta.

J. Randolph Zook, age 57 Executive Vice President and President of Atlantic Envelope Company	Mr. Zook serves as Executive Vice President of the Corporation and as President of Atlantic Envelope Company (AECO). He began his career with AECO in 1970 as a sales representative and served as Sales Manager, General Manager, Director of the ATENCO Filing Systems product line, and Vice President before becoming President in 1989.

Carol Ellis Morgan, age 48 Senior Vice President, General Counsel and Secretary	Ms. Morgan serves as Senior Vice President, General Counsel and Secretary. After joining the Corporation in 1981 as Assistant Counsel, Ms. Morgan was elected to an officer position in 1985, became Associate Counsel in 1996, was elected Vice President in 1997, and served as Vice President and Deputy General Counsel from May 2000 through November 2001.

Chester J. (Chet) Popkowski, age 51 Senior Vice President, Chief Financial Officer, and Treasurer	Mr. Popkowski serves as Senior Vice President, Chief Financial Officer and Treasurer. He previously served as Vice President and Treasurer from December 1995 through November 2001. Prior to joining the Corporation, Mr. Popkowski was employed by Honeywell for 19 years in various managerial financial positions, including Director of Finance and Administration and Assistant Treasurer.

BENEFICIAL OWNERSHIP OF NSI COMMON STOCK

      The following table sets forth information concerning beneficial ownership of NSI common stock, as of October 1, 2002 unless otherwise indicated, by each of the directors and nominees for director, by each of the executive officers named in the “Summary Compensation Table” below, and by all directors and executive officers of the Corporation as a group.

      Beneficial ownership information is provided for Mr. Balloun because he is a “named executive officer” of the Corporation for the fiscal year ended August 31, 2002. It should be noted, however, that Mr. Balloun resigned from the Corporation in connection with the Spin-Off.

      Other than as listed below, the Corporation knows of no beneficial owner of more than five percent of the Corporation’s stock. With respect to the holdings of such five percent beneficial owners, information presented herein is derived entirely from a review of such holders’ filings on Schedule 13G with the Commission in February 2002.

	Shares of Common
	Stock Beneficially	Percent of
Name of Officer or Director	Owned(1)(2)(3)	Class(4)

Dennis R. Beresford	7,840	*
John E. Cay, III	11,340	*
Don L. Chapman	10,340	*
Brock A. Hattox	515,717	4.6%
Joia M. Johnson	5,650	*
Michael Z. Kay	7,840	*
Betty L. Siegel	22,678	*
John T. Sweetwood	6,346	*
James S. Balloun(5)	31,885	*
Richard W. LeBer	84,657	*
J. Randolph Zook	206,088	1.9
Carol Ellis Morgan	70,291	*
Chester J. Popkowski	73,304	*
All “named executive officers,” current executive officers and current directors as a group (13 persons)	1,053,976	9.1%
5% Stockholders
FMR Corp.
Abagail P. Johnson
Edward C. Johnson 3d(6)
82 Devonshire Street
Boston, Massachusetts 02109	731,245	7.10%
Snyder Capital Management, L.P.
Snyder Capital Management, Inc.(7)
350 California Street Suite 1460
San Francisco, California 94104	681,000	6.59%
Reich & Tang Asset Management, LLC(8)
600 Fifth Avenue
New York, New York 10020	677,000	6.55%

*	Less than 1%.

(1)	Subject to applicable community property laws and except as otherwise indicated, each beneficial owner has sole voting and investment power with respect to all shares shown.
(2)	Includes shares that may be acquired within 60 days after the ownership date reflected, upon exercise of employee and director stock options. Such shares are deemed to be outstanding and to be beneficially owned by the person or group holding the options for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Options are included for the following individuals: Mr. Hattox, 301,500 shares; Mr. LeBer, 26,589 shares; Mr. Zook, 136,555 shares; Ms. Morgan, 38,512 shares; Mr. Popkowski, 40,658 shares, Dr. Siegel, 17,158 shares and all executive officers and directors as a group, 560,972 shares. NSI options held by executive officers remaining with NSI following the Spin-Off were generally adjusted in accordance with a conversion ratio to reflect the Spin-Off.

(3)	Includes two awards of restricted shares, granted under NSI’s Long-Term Achievement Incentive Plan, one of which vests in equal installments through January 2005, and one of which vests in equal installments through January 2006, to which the executives have sole voting power. Restricted shares are included for the following individuals: Mr. Hattox, 200,447 shares; Mr. Balloun, 2,250 shares (at November 30, 2001 and reflecting the effect of the Corporation’s one-for-four reverse stock split), Mr. LeBer, 53,000 shares; Mr. Zook, 50,304 shares; Ms. Morgan, 30,045 shares; Mr. Popkowski, 30,045 shares, and all executive officers and directors as a group, 366,091 shares.
(4)	Based on an aggregate of 10,982,016 shares of NSI common stock issued and outstanding as of October 1, 2002.
(5)	Information for Mr. Balloun is shown as of November 30, 2001, the effective date of the Spin-Off at which time Mr. Balloun resigned from all positions with the Corporation. At such time, all NSI options held by Mr. Balloun were converted into options to purchase shares of Acuity common stock. These shares also reflect the effect of a one-for-four reverse stock split of the Corporation’s common stock in January 2002.
(6)	Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 2,924,980 shares as a result of acting as investment adviser to various investment companies. Fidelity Low Price Stock Fund (“FLPSF”) owned 2,192,870 shares, or 5.32% of the Corporation’s common stock outstanding. FLPSF has its principal executive offices at 82 Devonshire Street, Boston, Massachusetts 02109. FMR Corp. and Mr. Johnson each has sole power to dispose of the 2,924,980 shares owned by the Funds. Neither FMR Corp. nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds.
(7)	These entities each have shared voting power as to 625,700 shares of the Corporation’s common stock and shared dispositive power as to 681,000 shares of the Corporation’s common stock.
(8)	Reich & Tang Asset Management, LLC has shared power to vote and direct the voting of these shares. Such shares were purchased by Reich & Tang Asset Management, LLC on behalf of certain accounts for which Reich & Tang Asset Management, LLC provides investment advice on a fully discretionary basis. Reich & Tang Asset Management, LLC has the right to receive, or the power to direct the receipt of dividends from, proceeds of the sale of these shares of the Corporation’s common stock.

REPORT OF THE COMPENSATION COMMITTEE

      The Compensation Committee (known as the “Executive Resource and Compensation Committee” until the time of the Spin-Off) of the Board of Directors is composed entirely of nonemployee directors. The Compensation Committee is responsible for recommending the salary payable to the Chairman, Chief Executive Officer and President, subject to approval by the full Board, for setting the salary payable to each of the other executive officers of NSI, and for administering the Management Compensation and Incentive Plan (the “Incentive Plan”), subject to ratification of certain matters thereunder by the full Board. The Compensation Committee had authority to grant awards under the Long-Term Incentive Program (the “Long-Term Program”) and now has that authority under the Long-Term Achievement Incentive Plan (the “Long-Term Plan”). The Compensation Committee reviews and makes recommendations to the Board with respect to any proposed awards to executive officers under any other compensation plan, benefit plan, or perquisite.

      In setting NSI’s compensation policies, the Compensation Committee recognizes that there must be a linkage between the level of an executive’s compensation, particularly long-term compensation, and performance achieved for stockholders.

      Following below is a discussion of the compensation policies applicable to NSI’s executive officers, the executive officers’ compensation program for the last fiscal year, and the Chief Executive Officer’s compensation for the last fiscal year.

     Compensation Policies for Executive Officers

      For the fiscal year ended August 31, 2002, the principal compensation components were base salary, bonus awards under the Incentive Plan, and restricted share awards granted under the Long-Term Plan. Bonus awards and Long-Term Plan awards are generally granted on an annual basis. Salary adjustments are made annually as merited or on promotion to a position of increased responsibilities.

      The Compensation Committee reviews the compensation of each executive officer utilizing competitive compensation information prepared by an independent compensation consultant and a performance review and recommendation by the Chief Executive Officer for each other executive officer. The competitive compensation information utilized by the Compensation Committee is for positions of comparable responsibilities with comparably sized diversified companies, which are representative of the companies with whom NSI competes for executive talent. These companies are not necessarily the same as those included in the peer index in the performance graph in this proxy statement.

      As one of the factors in compensation matters, the Compensation Committee considers the anticipated tax treatment to NSI and to the executives of various payments and benefits. Under Section 162(m) of the Internal Revenue Code, the Company generally may not deduct for federal income tax purposes certain employee compensation that would otherwise be deductible to the extent that such compensation exceeds $1 million for any “covered employees” (which includes the Corporation’s named executive officers) in any fiscal year. However, compensation that is “performance-based” (as defined in Section 162(m)) is not subject to the deductibility limitations. The Compensation Committee expects to retain the deductibility of compensation pursuant to Section 162(m), but reserves the right to provide non-deductible compensation if it determines that such action is in the best interests of NSI and its stockholders.

     Executive Officers’ 2002 Compensation

      The salary for the fiscal year ended August 31, 2002 of each executive officer (other than the Chief Executive Officer, discussed below) was based on competitive compensation data at approximately the 50th through the 75th percentile level among comparably sized diversified companies and also the executive’s performance, experience, abilities, and expected future contribution.

      Bonuses for the fiscal year ended August 31, 2002 under the Incentive Plan were designed to provide competitive total cash compensation at approximately the 50th through the 75th percentile level among comparably sized diversified companies, subject to achievement of NSI’s target performance objectives. A bonus fund, stated as a percentage of gross salary, was determined for each executive officer based on the per-share earnings objective for corporate executives at NSI and business pre-tax operating profit objective for each operating unit president, as established by the Committee and ratified by the Board of Directors following the Spin-Off. The bonus fund increased or decreased in relationship to earnings per share, with no bonus fund for earnings per share below a threshold level. Based on NSI’s fiscal 2002 earnings per share, after adjustment under the Incentive Plan rules, threshold level earnings per share were not achieved and, therefore, no bonuses were paid to named corporate executive officers. The Atlantic Envelope division achieved a minimum threshold level of pre-tax operating profit, and an appropriate bonus was paid to the operating unit president. The National Linen Service division did not achieve a minimum threshold level of pre-tax operating profit, and, therefore, no bonus was paid to the operating unit president.

      The compensation of executive officers for fiscal 2002 was further linked with NSI’s performance and to the increase in stockholder value through long-term awards of restricted shares granted under the Long-Term Plan. Long-term awards granted to executive officers in fiscal 2002 were based on competitive long-term grants at approximately the 50th through the 75th percentile level among comparably sized diversified companies for target level performance and are designed to provide higher compensation for significantly higher performance.

  Chief Executive Officer’s 2002 Compensation

      For the fiscal year ended August 31, 2002, Mr. Hattox received base salary, an incentive bonus opportunity, and a restricted share award under the Long-Term Plan. His total compensation was based on competitive and merit factors. The Committee was advised by an independent compensation consultant that Mr. Hattox’s 2002 base salary, 2002 bonus opportunity at target, and 2002 long-term incentive award value at target were below the market third quartile.

      No bonus was paid to Mr. Hattox for the fiscal year ended August 31, 2002 based on NSI’s failure to achieve the threshold earnings per share level, after adjustment of earnings per share under the Incentive Plan rules for executive officers, as specified by the Compensation Committee following the Spin-Off.

      Much of Mr. Hattox’s compensation opportunity for the fiscal year ended August 31, 2002 was provided through performance-based bonus and restricted share awards and is therefore linked directly to performance on behalf of stockholders and to appreciation in the market price of NSI’s stock.

COMPENSATION COMMITTEE

Michael Z. Kay, Chairman
Don L. Chapman
Betty L. Siegel

November 12, 2002

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The directors serving on the Compensation Committee of the Board of Directors during the fiscal year ended August 31, 2002 were: up and until the time of the Spin-Off, John L. Clendenin, Thomas C. Gallagher, Roy Richards, Jr., Betty L. Siegel and Neil Williams, and from and after the Spin-Off, Dr. Seigel, Michael Z. Kay and Don L. Chapman. None of these individuals are or have ever been officers or employees of the Corporation. During the fiscal year ended August 31, 2002, no executive officer of the Corporation served as a director of any corporation for which any of these individuals served as an executive officer, and there were no other compensation committee interlocks with the companies with which these individuals or the Corporation’s other directors are affiliated.

PERFORMANCE GRAPH

      The following graph compares, for the five years ended August 31, 2002, the yearly percentage change in cumulative total stockholders’ return on NSI common stock with (a) the S&P 500 Stock Index and (b) the S&P Commercial Services and Supplies Index. The graph assumes an initial investment of $100 at the closing price on August 31, 1997 and takes into account the Spin-Off and the Corporation’s one-for-four reverse stock split of its common stock effective as of January 7, 2002 (the “Reverse Stock Split”). Effective November 30, 2001, the Spin-Off was completed. The distribution of the Acuity shares to NSI stockholders is treated as a special dividend for purposes of calculating stockholder return. It is assumed that the shares of Acuity received by NSI stockholders were sold at the when-issued closing market price on November 30, 2001, and all of the proceeds were reinvested in shares of NSI common stock at the NSI ex-dividend closing market price on the same date. Dividends for NSI and the S&P 500 index are assumed to have been reinvested. The S&P Commercial Services and Supplies Index performance does not reflect dividend reinvestment, which management believes to be immaterial.

	1997	1998	1999	2000	2001	2002

NSI	100.00	85.09	75.77	49.78	62.68	33.06
S&P 500	100.00	104.82	146.55	170.45	128.90	105.71
S&P Commercial Services and Supplies Index	100.00	87.47	94.38	95.41	113.43	96.37

EXECUTIVE COMPENSATION

Introduction

      The Commission rules governing proxy statements require certain compensation information be provided for all individuals who served as the Corporation’s Chief Executive Officer during fiscal year 2002 and for the four other most highly compensated executive officers who were serving as executive officers of the Corporation at the end of fiscal year 2002 (these six individuals referred to herein as the “named executive officers”). James S. Balloun served as the Corporation’s Chief Executive Officer until the consummation of the Spin-Off, at which time Brock A. Hattox became the Corporation’s Chief Executive Officer. Mr. Balloun resigned from all positions held with the Corporation in connection with the Spin-Off.

      NSI options held by employees who joined Acuity in connection with the Spin-Off were converted into and replaced by Acuity options. NSI options held by employees remaining with NSI were generally adjusted in accordance with a conversion ratio to reflect the Spin-Off. Each employee holding outstanding shares of NSI restricted stock (one-fourth of which is vested) retained such shares in connection with the Spin-Off. Each employee who holds a performance-based restricted stock award of NSI that had not reached a vesting start date either (i) received a replacement performance-based restricted stock award of Acuity, adjusted to reflect the Spin-Off (if such employee joined Acuity) or (ii) received a replacement NSI performance-based restricted stock award, adjusted to reflect the Spin-Off (if such employee remained with NSI). The option and restricted stock amounts shown in the following tables reflect any adjustments made in connection with the Spin-Off and the Reverse Stock Split, except as otherwise noted.

Summary Compensation Table

      The following table presents the current annual salary and other cash compensation paid by the Corporation and its affiliates for the past three fiscal years, as well as compensation accrued for those years, to the named executive officers.

		Annual Compensation			Long-Term Compensation

					Awards		Payouts
				Other				All
				Annual		Securities		Other
				Compen-	Restricted	Underlying	LTIP	Compen-
	Fiscal	Salary	Bonus	sation	Stock	Options	Payouts	sation
Name and Principal Position	Year	($)	($)(1)	($)(2)	Award($)(3)	(#)(4)	($)(5)	($)(6)

Brock A. Hattox	2002	600,000	0	4,800	1,500,000	200,000	988,934	3,200
Chairman, Chief Executive	2001	400,000	0	4,800	229,075	128,812	0	5,100
Officer and President(7)	2000	395,000	0	4,800	0	105,001	0	5,100
James S. Balloun	2002	212,500	0	1,200	0	0	0	0
Chairman of the Board,	2001	850,000	0	4,800	866,250	369,401	0	0
President and Chief	2000	850,000	0	4,800	0	312,489	0	0
Executive Officer(8)
Richard W. LeBer	2002	287,500	100,000	5,400	397,500	53,000	0	41,280
Executive Vice President and	2001	287,500	0	5,400	0	0	0	3,594
President of National Linen	2000	250,000	0	5,400	0	18,870	101,694	0
Service
J. Randolph Zook	2002	270,000	136,588	4,800	375,000	50,000	0	610,197
Executive Vice President and	2001	270,000	0	4,800	155,925	82,688	0	4,114
President of Atlantic Envelope	2000	264,996	0	4,800	0	17,155	0	4,000
Company
Carol Ellis Morgan	2002	225,000	36,252	4,800	225,000	30,000	0	148,076
Senior Vice President, General	2001	180,000	0	4,800	23,100	12,523	0	4,737
Counsel and Secretary	2000	163,000	0	4,800	0	8,577	0	4,838
Chester J. Popkowski	2002	225,000	36,000	4,800	225,000	30,000	0	37,149
Senior Vice President, Chief	2001	180,000	0	4,800	23,100	12,695	0	3,734
Financial Officer and	2000	165,000	0	4,800	0	8,577	0	5,100
Treasurer

(1)	Bonus information for all named executive officers represents a “stay” bonus granted in connection with the Spin-Off. Information for Mr. Zook also includes a $36,588 bonus independent from the Spin-Off.
(2)	Each amount shown includes an automobile allowance of $400 per month for each named executive officer except for Mr. LeBer, who receives an automobile allowance of $450 per month.

(3)	Amounts shown for 2002 represent restricted stock which vests over four years (between January 7, 2003 through January 7, 2006) in equal installments. 75% of each restricted stock award will vest three years from the date of issue. Restricted stock grants in 2002 were as follows: 200,000 shares for Mr. Hattox, 53,000 shares for Mr. LeBer, 50,000 shares for Mr. Zook and 30,000 shares each for Ms. Morgan and Mr. Popkowski. Dividends are payable on all shares. Amounts shown for 2001 reflect performance-based restricted stock grants in the following amounts: 11,900 shares for Mr. Hattox, 45,000 shares for Mr. Balloun, 8,100 shares for Mr. Zook, and 1,200 shares each for Ms. Morgan and Mr. Popkowski. 20% of each award vests over four years (between January 19, 2002 through January 19, 2005) in equal installments, meaning that 15% of each award will vest three years from the date of issue. The remaining shares will begin vesting only if and when certain stock price targets are achieved. Dividends are payable during the vesting period. All share amounts shown for fiscal 2001 do not reflect the Spin-Off or the Reverse Stock Split.
(4)	The amounts shown for fiscal years 2001 and 2000 include long-term options granted in exchange for a portion of the 2000 and 1999 Long-Term Plan award payouts, respectively, as follows: 119,401 shares and 162,489 shares for Mr. Balloun; and 57,312 shares and 65,001 shares for Mr. Hattox. The options were valued for purposes of the exchange at $8.19 and $7.99, respectively, the approximate Black-Scholes value at the time of the exchange election as determined by an independent compensation consultant. The Corporation and Mr. Hattox agreed to cancel Mr. Hattox’s options in exchange for $988,934 as part of his employment agreement, which is described under “Employment Contracts, Severance Arrangements, and Other Agreements” below. The amounts shown for fiscal year 2001 also include performance-based restricted share awards, as follows: 45,000 shares for Mr. Balloun and 11,900 shares for Mr. Hattox. No stock appreciation rights were granted during this period. Amounts shown for Mr. Hattox and Mr. Balloun for fiscal years 2000 and 2001 do not reflect the Spin-Off or the Reverse Stock Split.
(5)	The amount shown in fiscal 2000 for Mr. LeBer represents a payment under the Long-Term Plan, paid half in shares of the Corporation’s stock (at a value of $19.9375 in 2000) and the remaining half in cash. The amount shown does not reflect the Spin-Off or the Reverse Stock Split. The following payouts for fiscal 2000 under the Long-Term Plan were exchanged for options in fiscal 2001 and are excluded: $978,297 for Mr. Balloun and $469,383 for Mr. Hattox. The amount shown in fiscal 2002 for Mr. Hattox represents a buyout payment for certain stock options held by Mr. Hattox which were granted in lieu of a payment under the Long-Term Plan, as described in Note (4) above.
(6)	The numbers set forth in this column represent the following amounts: (i) for Mr. Hattox, amounts shown for each fiscal year represent a matching 401(k) contribution, (ii) for Mr. LeBer, amounts shown for fiscal 2001 represent a matching 401(k) contribution and the amounts shown for fiscal 2002 represent (A) a matching 401(k) contribution of $3200 and (B) a $38,080 payout from the Supplemental Deferred Savings Plan (the “SDSP”), (iii) for Mr. Zook, amounts shown for fiscal 2000 and 2001 represent a matching 401(k) contribution and amounts shown for fiscal 2002 represent (A) a matching 401(k) contribution of $5,500, (B) a $301,124 payout from the SDSP and (C) a deferred compensation pay-out of $303,573 under the National Service Industries, Inc. Senior Management Benefit Plan (“SMBP”), (iv) for Ms. Morgan, amounts shown for fiscal 2000 and 2001 represent a matching 401(k) contribution and amounts shown for fiscal 2002 represent (A) a matching 401(k) contribution of $3,200, (B) a $73,665 payout from the SDSP and (C) a deferred compensation pay-out of $71,211 under the SMBP and (v) for Mr. Popkowski, amounts shown for fiscal 2000 and 2001 represent a matching 401(k) contribution and amounts shown for fiscal 2002 represent (A) a matching 401(k) contribution of $3,200 and (B) a $33,949 payout from the SDSP.
(7)	Mr. Hattox commenced employment as Chairman, Chief Executive Officer and President of the Corporation on December 1, 2001. Prior to such time, Mr. Hattox served as the Corporation’s Executive Vice President and Chief Financial Officer. During the period from September 1, 2001 until November 30, 2001, Mr. Hattox was paid $100,002 for his services as the Corporation’s Executive Vice President and Chief Financial Officer.
(8)	Mr. Balloun resigned from all positions with the Corporation effective upon the consummation of the Spin-Off. At such time, all NSI options held by Mr. Balloun were converted into options to purchase shares of Acuity common stock.

Option Grants in Last Fiscal Year

      There were no option grants to the named executive officers during the fiscal year ended August 31, 2002. The Corporation did not award any stock appreciation rights or reprice any stock options during the year.

Aggregated Option Exercises and Fiscal Year-End Option Values

      As shown in the table below, none of the named executive officers exercised stock options during the fiscal year ended August 31, 2002. The table summarizes the aggregate number of exercisable and unexercisable options held by each named executive officer, along with its corresponding in-the-money value. No stock appreciation rights are held by any named executive officer.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options		Options
	Acquired On		at FY-End (#)		at FY-End ($)(1)
	Exercise	Value
Name	(#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Brock A. Hattox	0	—	253,679	143,461	—	—
James S. Balloun	0	—	—	—	—	—
Richard W. LeBer	0	—	24,873	11,152	—	—
J. Randolph Zook	0	—	120,387	74,668	—	—
Carol Ellis Morgan	0	—	35,809	15,827	—	—
Chester J. Popkowski	0	—	35,338	15,956	—	—

(1)	The amounts shown represent the aggregate excess of market value of shares underlying options as of August 31, 2002 (using the $6.85 closing price of the Corporation’s common stock on August 30, 2002, the last trading day of the 2002 fiscal year) over the exercise price of the options.

Long-Term Incentive Plans — Awards in Last Fiscal Year

      The following table contains information concerning restricted stock awards during the fiscal year ended August 31, 2002 to the named executive officers.

	Number of
	Shares, Units	Performance or
	or Other	Other Period
	Rights	Until Maturation
Name	(#)(1)	or Payout(1)

Brock A. Hattox	200,000	—
James S. Balloun	0	—
Richard W. LeBer	53,000	—
J. Randolph Zook	50,000	—
Carol Ellis Morgan	30,000	—
Chester J. Popkowski	30,000	—

(1)	The restricted stock awards vest in equal annual installments through January 2006. During the vesting period, participants have sole voting rights and receive dividends, but the shares may be not be sold, assigned, transferred, pledged or otherwise encumbered.

Disclosure with Respect to the Corporation’s Equity Compensation Plans

      The Corporation maintains the National Service Industries, Inc. Long-Term Incentive Program, the National Service Industries, Inc. Long-Term Achievement Incentive Plan, the National Service Industries, Inc. 2001 Nonemployee Directors’ Stock Option Plan, and Employee Stock Purchase Plan, (collectively, the “Plans”), pursuant to which it may grant equity awards to eligible persons. The following table gives information about equity awards under the Corporation’s Plans.

		Weighted-Average	Number of Securities
	Number of Securities	Exercise Price of	Remaining Available for
	to be Issued Upon	Outstanding	Future Issuance Under
	Exercise of	Options,	Equity Compensation Plans
	Outstanding Options,	Warrants and	(Excluding Securities
Plan Category	Warrants and Rights	Rights	Reflected in First Column)

Equity compensation plans approved by security holders	1,237,395 *	$16.51	1,085,496 **
Equity compensation plans not approved by security holders	—	—	—

Total	1,237,395	$16.51	1,085,496

*	Included in this number are outstanding options issued under the National Service Industries 1992 Nonemployee Directors’ Stock Option Plan, which was terminated on September 19, 1999. Additionally,

at August 31, 2002 there were 621,134 unvested restricted shares issued which are not included in this number.

**	Of these shares, 224,910 remain available for purchase under the Corporation’s Employee Stock Purchase Plan.

Employment Contracts, Severance Arrangements, and Other Agreements

      The Corporation entered into an employment agreement with Mr. Hattox, effective as of the time of the Spin-Off.

      The employment agreement with Mr. Hattox provides for an initial annual base salary of $600,000, subject to adjustments, an annual bonus target equal to 60% of base salary, and an annual long-term incentive award equal to 260% of base salary. The agreement also provides for cancellation of the 122,313 NSI options received in lieu of aspiration award payments in exchange for a one-time cash payment of $988,934. Pursuant to this agreement, Mr. Hattox’s remaining NSI options were adjusted to reflect the Spin-Off in a manner consistent with the treatment of options held by other remaining executive officers of the Corporation. The employment agreement has an initial term of three years, subject to renewal upon terms mutually agreeable to the parties. Mr. Hattox or the Corporation has the right to terminate Mr. Hattox’s employment at any time. If Mr. Hattox’s employment is terminated by the Corporation other than for cause, death or disability or if Mr. Hattox resigns for good reason (as each such term is defined in the agreement), he will be entitled to receive, as severance payments, his then current base salary for the remaining term of the agreement if his termination occurs prior to the first anniversary of the agreement, or, if his termination occurs thereafter, for a period of 24 months. If the Corporation and Mr. Hattox fail to mutually agree on the terms of the renewal of the employment agreement, Mr. Hattox’s employment will terminate, and he will receive the severance payments described above, upon the expiration of the initial term. Additionally, Mr. Hattox will be entitled to receive $30,000 per month (reflecting his target bonus award) and continued medical and life insurance coverage for as long as he is entitled to receive severance payments pursuant to the two preceding sentences. In the event of a termination in connection with a Change in Control, which would entitle Mr. Hattox to benefits under his Severance Protection Agreement (described below), he would receive the greater of the benefits under the Severance Protection Agreement or the severance benefits set forth in his employment agreement.

      Mr. Hattox will be credited with service under the Supplemental Retirement Plan for Executives (“SERP”) for each year of actual service from September 9, 1996, the effective date of his employment, and he will be vested in his SERP benefit after five years. Mr. Hattox’s employment agreement provides him additional benefits under the SERP if he remains employed until he attains age 55.

      The Corporation entered into Severance Protection Agreements (the “Severance Agreements”) with Messrs. Hattox, LeBer, Zook and Popkowski and Ms. Morgan. The Board intended for the Severance Agreements (which are similar) to provide the executives some measure of security against the possibility of employment loss that may result following a Change in Control in order that they may devote their energies to meeting the business objectives and needs of the Corporation and its stockholders.

      The Severance Agreements are generally effective for a term of two years, which is automatically extended for one year at the end of each year unless terminated by either party. However, the term of Severance Agreements will not expire prior to the expiration of 24 months following a “Change in Control” (as described below). Also, Mr. Hattox’s Severance Agreement will not expire during a “Threatened Change of Control Period” (as defined in the Severance Agreement). If the employment of the officer is terminated within 24 months following a Change in Control or in certain other instances in connection with a Change in Control (1) by the Corporation other than for “Cause” or “Disability” or (2) by the officer for “Good Reason” (as each term is defined in the Severance Agreements) or, for Mr. Hattox, during the 60-day period commencing on the first anniversary of the occurrence of a Change in Control, the officer will be entitled to receive (a) a pro rata bonus for the year of termination, (b) a lump sum cash payment equal to two times the sum of the officer’s base salary and bonus (in each case at least equal to the officer’s base salary and bonus prior to a Change in Control), subject to certain adjustments, (c) continuation of life insurance, disability, medical, dental, and hospitalization benefits for a period of up to 24 months, and (d) a lump sum cash payment reflecting certain retirement benefits the officer would have been entitled to receive had the officer remained employed by the Corporation for an additional two years and a reduced requirement for early retirement benefits. Additionally, all restrictions on any outstanding incentive awards will lapse and become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and the

Corporation will be required to purchase for cash, on demand, at the then per-share fair market value, any shares of unrestricted stock and shares purchased upon exercise of options.

      The Severance Agreements provide that the Corporation shall make an additional “gross-up payment” to each officer to offset fully the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), on any payment made to the officer arising out of or in connection with the officer’s employment. In addition, the Corporation will pay all legal fees and related expenses incurred by the officer arising out of the officer’s employment or termination of employment in certain circumstances as specified in the Agreements.

      Assuming a Change in Control had occurred on October 1, 2002 and the employment of the officers described above had terminated on that date, the approximate cash payments that would have been made under the Severance Agreements with Messrs. Hattox, LeBer, Zook and Popkowski and Ms. Morgan (not including the gross-up payments) would have been $3,729,848, $881,036, $1,197,647, $658,795, and $656,279, respectively. The amount of the gross-up payment, if any, to be paid may be substantial and will depend upon numerous factors, including the price per share of common stock of the Corporation and the extent, if any, that payments or benefits made to such officers constitute “excess parachute payments” within the meaning of Section 280G of the Code.

      A “Change in Control” is defined in the Severance Agreements and generally includes (1) the acquisition (other than from the Corporation) by any “person” (as that term is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than a trustee of an employee benefit plan maintained by the Corporation or certain related entities of beneficial ownership of 20% or more of the combined voting power of the Corporation’s then outstanding voting securities, (2) a change in more than one-third of the members of the Board who were either members as of April 1, 2002 (September 21, 1989 under Mr. Hattox’s Severance Agreement) or were nominated or elected by a vote of two-thirds of those members or members so approved, or (3) approval by stockholders of the Corporation of (i) a merger or consolidation involving the Corporation if the stockholders of the Corporation immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) (seventy percent (70%) under Mr. Hattox’s Severance Agreement) of the combined voting power of the then outstanding voting securities of the Corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Corporation outstanding immediately before such merger or consolidation or (ii) a complete liquidation or dissolution of the Corporation or an agreement for the sale or other disposition of all or substantially all of the assets of the Corporation. Under the Severance Agreements for officers other than Mr. Hattox, the approval of stockholders as mentioned above in item (3) is not required.

      In connection with the Severance Agreements, the Corporation issued a letter agreement to Mr. Hattox, providing that, in the event of a Change in Control, Mr. Hattox shall receive an annual cash bonus for that fiscal year at least equal to the annual cash bonus paid to him in the prior fiscal year if he remains in the employ of the Corporation for the full fiscal year. The letter agreement with Mr. Hattox has an initial term of 48 months and is subject to an automatic one-year extension after each year unless terminated by the Corporation, but in no event will the term expire following a Change in Control until the Corporation’s obligations as set forth therein have been satisfied.

      Effective October 5, 2001, letter agreements (the “Letter Agreements”) were issued by the Corporation to Messrs. LeBer and Zook and provide that, during the period beginning October 5, 2001 and ending on November 30, 2004 (the “Protection Period”), if such employee’s employment with the Corporation is terminated for any reason other than voluntary resignation, death, disability or Cause (as defined below), then NSI will pay to such employee, as severance pay, an amount equal to such employee’s then-current base salary at the time of termination (a) for a period of twenty four (24) months if such termination occurs during the first twelve (12) months of the Protection Period, or (b) for a period of twelve (12) months if such termination occurs thereafter during the Protection Period. “Cause” is defined to mean (i) dishonesty or fraud, (ii) conviction of, or entering a plea of nolo contendere to, a felony, (iii) gross negligence, willful malfeasance or material nonfeasance in the conduct of such employee’s duties for the Corporation, (iv) material violation of NSI’s Code of Business Conduct, (v) breach of fiduciary duty, or (vi) refusal or continued failure to substantially perform such employee’s reasonably assigned duties.

      Pursuant to the Corporation’s February 1, 1996 employment agreement with Mr. Balloun and a related amendment to the NSI SERP, Mr. Balloun was credited with two years of service under the NSI SERP for each year of actual credited service, with vesting in his NSI SERP benefit after completing five years of employment. The Corporation’s employment agreement with Mr. Balloun provided for a lump sum severance payment of $1.5 million in the event his employment was terminated after August 31, 1998. This provision did not apply in the event of voluntary termination, termination upon death or disability, or termination for cause (as each such term was defined in the agreement). The Corporation also entered into a Severance Protection Agreement and letter agreement with Mr. Balloun, similar to the Severance Protection Agreement and letter agreement for Mr. Hattox described above. The Severance Protection Agreement and letter agreement for Mr. Balloun were effective until his 65th birthday. In the event of termination in connection with a Change in Control which would entitle Mr. Balloun to benefits under his Severance Protection Agreement, he would have received the greater of the benefits under the Severance Protection Agreement or the severance benefits set forth in his employment agreement. In connection with the Spin-Off, Mr. Balloun resigned from all positions with the Corporation. The obligations of the Corporation under the agreements with Mr. Balloun were assumed or replaced by Acuity in connection with the Spin-Off, and the Corporation has no further obligations to Mr. Balloun other than with respect to the Corporation’s restricted stock held by Mr. Balloun.

Pension and Supplemental Retirement Benefits

      The Corporation has two nonqualified supplemental retirement plans that cover one or more of the named executive officers: the Corporation’s Supplemental Retirement Plan for Executives of National Service Industries, Inc., as amended (the “NSI SERP”), and the Corporation’s Supplemental Retirement Plan for Eligible Employees of AECO Products Division of National Service Industries, Inc., as amended (the “AECO SERP”). Mr. Hattox participates in the NSI SERP, and Mr. Zook participates in the AECO SERP. The Corporation also has two qualified retirement plans in which one or more named executive officer participates: the National Services Industries Pension Plan B (the “NSI Pension Plan”) and the Pension Plan of AECO Products Division of National Service Industries (the “AECO Pension Plan”). All named executive officers participate in the NSI Pension Plan, except Mr. Zook, who participates in the AECO Pension Plan.

     NSI Pension Plans

      The combined benefit under the NSI Pension Plan and the NSI SERP is 45% of average base salary and bonus (using the highest three consecutive years of remuneration out of the ten years preceding the individual’s retirement), less 50% of the individual’s primary social security benefit, and less the actuarial equivalent of the participant’s account in the 401(k) plan for corporate employees, assuming an annual contribution of 4% of the individual’s annual compensation over $15,000 (subject to applicable limitations on eligible compensation), any applicable matching contribution, and earnings on those amounts at 8% per annum.

      The following table shows the estimated aggregate annual benefits payable to Mr. Hattox at normal retirement age under the NSI Pension Plan and the NSI SERP, without the reduction under the NSI SERP for the actuarial equivalent of 401(k) plan benefits (approximately $38,496 for Mr. Hattox).

	Years of Service

Remuneration	15	20	25	30	35

$ 300,000	$93,800	$125,000	$125,000	$125,000	$125,000
400,000	127,500	170,000	170,000	170,000	170,000
500,000	161,300	215,000	215,000	215,000	215,000
600,000	195,000	260,000	260,000	260,000	260,000
700,000	228,800	305,000	305,000	305,000	305,000
800,000	262,500	350,000	350,000	350,000	350,000
900,000	296,300	395,000	395,000	395,000	395,000
1,000,000	330,000	440,000	440,000	440,000	440,000
1,200,000	397,500	530,000	530,000	530,000	530,000
1,400,000	465,000	620,000	620,000	620,000	620,000
1,600,000	532,500	710,000	710,000	710,000	710,000
1,800,000	600,000	800,000	800,000	800,000	800,000
2,000,000	667,500	890,000	890,000	890,000	890,000
2,200,000	735,000	980,000	980,000	980,000	980,000

      The remuneration specified in the table above consists of salary and annual incentive bonus. Benefits shown above are based on payment of a single life annuity with 10 years certain. Equivalent payment options are offered.

      The salary and bonus currently covered by the NSI SERP for Mr. Hattox substantially correspond to the amounts disclosed in the Summary Compensation Table. The years of credited service for Mr. Hattox were five years as of August 31, 2002.

      The following table shows the estimated aggregate annual benefits payable to a covered participant at normal retirement age under the NSI Pension Plan.

	Years of Service

Remuneration	15	20	25	30	35

$ 300,000	$42,000	$56,100	$56,100	$56,100	$56,100
400,000	57,000	76,100	76,100	76,100	76,100
500,000	72,000	96,100	96,100	96,100	96,100
600,000	87,000	116,000	116,000	116,000	116,000
700,000	102,000	136,100	136,100	136,100	136,100
800,000	117,000	156,100	156,100	156,100	156,100
900,000	132,000	176,100	176,100	176,100	176,100
1,000,000	147,000	196,100	196,100	196,100	196,100
1,200,000	177,000	236,100	236,100	236,100	236,100
1,400,000	207,000	276,100	276,100	276,100	276,100
1,600,000	237,000	316,100	316,100	316,100	316,100
1,800,000	267,000	356,100	356,100	356,100	356,100
2,000,000	297,000	396,100	396,100	396,100	396,100
2,200,000	327,000	436,100	436,100	436,100	436,100

      The remuneration specified in the table above consists of salary and annual incentive bonus. Benefits shown above are based on payment of a single life annuity with 10 years certain. Equivalent payment options are offered.

      The salary and bonus amounts currently covered by the NSI Pension Plan for the participants therein substantially correspond to the amounts disclosed in the Summary Compensation Table. The years of credited service were as follows: Ms. Morgan, 20 years, Mr. LeBer, 6 years and Mr. Popkowski, 6 years.

     AECO Plans

      The combined normal retirement benefit under the AECO Pension Plan and the AECO SERP, as amended, is equal to Mr. Zook’s number of years of service multiplied by 1 1/2% (but not to exceed 50%) of his average base salary and bonus (using the highest sixty consecutive months of remuneration out of the ten years preceding his retirement), less up to 50% of his primary social security benefit.

      The following table shows the estimated aggregate annual benefits payable to Mr. Zook at normal retirement age under the AECO Pension Plan and the AECO SERP, without the reduction under the AECO SERP for the actuarial equivalent of 401(k) plan benefits (approximately $227,203 for Mr. Zook).

	Years of Service

Remuneration	15	20	25	30	35

$ 300,000	$61,500	$82,000	$102,500	$125,000	$140,000
400,000	84,000	112,000	140,000	170,000	190,000
500,000	106,500	142,000	177,500	215,000	240,000
600,000	129,000	172,000	215,000	260,000	290,000
700,000	151,500	202,000	252,500	305,000	340,000
800,000	174,000	232,000	290,000	350,000	390,000
900,000	196,500	262,000	327,500	395,000	440,000
1,000,000	219,000	292,000	365,000	440,000	490,000
1,200,000	264,000	352,000	440,000	530,000	590,000
1,400,000	309,000	412,000	515,000	620,000	690,000
1,600,000	354,000	472,000	590,000	710,000	790,000
1,800,000	399,000	532,000	665,000	800,000	890,000
2,000,000	444,000	592,000	740,000	890,000	990,000
2,200,000	489,000	652,000	815,000	980,000	1,090,000

      The remuneration specified in the table above consists of salary and annual incentive bonus. Benefits shown above are based on payment of a single life annuity with 10 years certain. Equivalent payment options are offered.

      The salary and bonus currently covered by the AECO SERP for Mr. Zook substantially correspond to the amounts disclosed in the Summary Compensation Table. The years of credited service for Mr. Zook were 32 years as of August 31, 2002.

ITEM NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      At the Annual Meeting, a proposal will be presented to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors to examine the books of account and other corporate records of the Corporation for the fiscal year ending August 31, 2003. Effective May 16, 2002, the Corporation appointed PricewaterhouseCoopers LLP as its independent auditors for the fiscal year ended August 31, 2002 to replace the firm of Arthur Andersen LLP. The decision to retain PricewaterhouseCoopers LLP and to dismiss Arthur Andersen LLP was recommended to the Board of Directors by the Corporation’s Audit Committee.

      Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and are expected to be available to respond to questions of stockholders. The affirmative vote of a majority of shares present, in person or represented by proxy, and entitled to vote at the Annual Meeting is required to ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent auditors.

      The Board of Directors of the Corporation recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent auditors for the fiscal year ending August 31, 2003.

      The reports of Arthur Andersen LLP on the Corporation’s financial statements for the Corporation’s two fiscal years ended August 31, 2001 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

      During the Corporation’s two fiscal years ended August 31, 2001, and the subsequent interim period through May 16, 2002, there were no disagreements between the Corporation and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused them to make reference to the subject matter of the disagreements in connection with their reports.

      There were no “reportable events,” as such term is described in Item 304(a)(1)(v) of Regulation S-K, promulgated by the Commission (“Regulation S-K”) within the Corporation’s two fiscal years ended August 31, 2001, and the subsequent interim period through May 16, 2002.

      During the Corporation’s two fiscal years ended August 31, 2001, and the subsequent interim period through May 16, 2002, the Corporation did not consult with PricewaterhouseCoopers LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Audit Fees, Financial Information System Fees and Other Fees

      In the 2002 fiscal year, from September 1, 2001 until May 16, 2002, the Corporation retained Arthur Andersen LLP as its independent public accountants. During such time, Arthur Andersen LLP provided services in the following categories and amounts:

Audit Fees		$45,000
Financial Information Systems Design & Implementation Fees		0
All Other Fees:
Spin-Off Transaction Support and Consultation	$130,000
Process/Operational Consulting	3,000
Tax Services	0
Transaction Due Diligence	0

All Other Fees		$133,000

      Effective May 16, 2002 through the end of the Corporation’s fiscal year on August 31, 2002, the Corporation retained PricewaterhouseCoopers LLP to provide services in the following categories and amounts:

Audit Fees		$215,000
Financial Information Systems Design & Implementation Fees		0
All Other Fees:
Tax Services	$4,500
Sales Compensation Consulting	22,000
Transaction Due Diligence	11,200

All Other Fees		$37,700

      The Audit Committee considered whether the provision of non-audit services by each of Arthur Andersen LLP and PricewaterhouseCoopers LLP is compatible with maintaining auditor independence.

      The Corporation does not believe that these fees reflected above payable to Arthur Andersen LLP are representative of the future fees likely to be billed to the Corporation because they include fees for services rendered in connection with the Spin-Off and fees for services rendered in connection with the lighting equipment and chemicals businesses, which were spun-off to the Corporation’s stockholders in the Spin-Off. The Corporation believes that the fees reflected above payable to PricewaterhouseCoopers LLP are representative of future fees likely to be billed to the Corporation.

Report of the Audit Committee

      The Audit Committee has adopted a charter to set forth its responsibilities. A copy of the charter was included as Exhibit A to the proxy statement furnished in connection with the annual meeting of the Corporation held on December 21, 2000, which proxy statement was filed with the Commission on November 6, 2000.

      As required by the charter, the Audit Committee reviewed the Corporation’s audited financial statements and met with management and the Corporation’s internal auditors, as well as with PricewaterhouseCoopers LLP, the Corporation’s independent auditors for the fiscal year ended August 31, 2002, to discuss the financial statements. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required by Statement of Accounting Standards No. 61.

      The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 regarding their independence and the report regarding the results of their audit. In connection with its review of the financial statements and the auditors’ disclosures and report, the members of the Audit Committee listed below discussed with a representative of PricewaterhouseCoopers LLP their independence, as well as the following:

•	the auditors’ responsibilities in accordance with generally accepted accounting standards;

•	the initial selection of, and whether there were any changes in, significant accounting policies or their application;

•	management’s judgments and accounting estimates;

•	whether there were any significant audit adjustments;

•	whether there were any disagreements with management;

•	whether there were any consultations with other accountants;

•	whether there were any major issues discussed with management prior to the auditors’ retention;

•	whether the auditors encountered any difficulties in performing the audit; and

•	the auditor’s judgments about the quality of the Corporation’s accounting policies.

      As of the Corporation’s fiscal year ended August 31, 2002, all members of the Audit Committee listed below are independent as defined by the listing requirements of the New York Stock Exchange (the “NYSE”). In accordance with the NYSE rules and regulations regarding the independence of Audit Committee members, the Board of Directors of the Corporation will evaluate whether members of its Audit Committee are entitled to serve thereon.

      Based on its discussions with management and the Corporation’s independent auditors, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2002 for filing with the Commission.

AUDIT COMMITTEE

Dennis R. Beresford, Chairman
Joia M. Johnson
John T. Sweetwood

November 12, 2002

OTHER MATTERS

Stockholder Proposals

      If a stockholder wishes to have a proposal considered for inclusion in the Corporation’s proxy solicitation materials in connection with the Corporation’s next annual meeting of stockholders, the proposal must comply with the Commission’s proxy rules, be stated in writing, and be received by the Corporation on or before July 25, 2003, at its principal executive offices at 1420 Peachtree Street N.E., Suite 200, Atlanta, Georgia 30309, Attention: Corporate Secretary. All such proposals should be sent by means that permit proof of the date of delivery.

      Excluding stockholder proposals filed in accordance with the proxy rules (see preceding paragraph), a stockholder is required to comply with the Corporation’s By-Laws with respect to any proposal to be presented for action at an annual meeting of stockholders. For the next annual meeting, the Corporation’s By-Laws require each proposal to be received at the principal executive offices of the Corporation between September 8, 2003 and October 8, 2003. Each proposal must be (i) written and (ii) accompanied by (A) a brief description of the proposal and the reasons therefor, (B) the name and address of the stockholder making the proposal and any other stockholders known by such stockholder to support such proposal, (C) the class and number of shares of the Corporation’s capital stock beneficially owned by all such stockholders, and (D) any financial interest of such stockholder in the proposal. Nothing in the By-Laws requires the Corporation to include in its proxy statement and proxy for any annual meeting of stockholders any stockholder proposal which the Corporation is permitted to exclude pursuant to the rules of the Commission at the time such proposal is received.

      If a stockholder wishes to nominate a candidate for election as director at the next annual meeting of stockholders, the stockholder must comply with the Corporation’s By-Laws with respect to director nominations. Written notice of the stockholder’s intent to make such nomination must be given to the Secretary of the Corporation, at the principal executive offices of the Corporation, not later than September 20, 2003. The written notice shall set forth (A) the name and address of the stockholder and each person whom the stockholder proposes to nominate as a director; (B) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (C) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (D) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission as then in effect; and (E) the consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

      The preceding two paragraphs are intended to summarize the applicable By-Laws of the Corporation. These summaries are qualified in their entirety by reference to those By-Laws.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Corporation’s directors and officers to file reports of ownership and changes in ownership of the Corporation’s stock with the Commission, the NYSE, and the Corporation. Based on a review of the forms received by the Corporation during or with respect to the fiscal year ended August 31, 2002, the Corporation believes that all required Section 16(a) filings were made on a timely basis, except that Mr. Zook filed an untimely Form 4 for December 2001 and Mr. Sweetwood filed an untimely Form 4 for June 2002, each relating to the acquisition of the Corporation’s common stock.

Other Business

      The Board of Directors knows of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in their discretion.

Solicitation

      The Corporation is soliciting this proxy statement and the cost of soliciting proxies is paid by the Corporation. The Corporation has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of approximately $8,000 and reimbursement of certain expenses. Officers and regular employees of the Corporation, at no additional compensation, may also assist in the solicitation of proxies. Proxies may be solicited by mail, telephone, facsimile transmission or personal contact.

Annual Report to Stockholders/Annual Report on Form 10-K

      THE CORPORATION’S ANNUAL REPORT TO STOCKHOLDERS, WHICH INCLUDES THE ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ACCOMPANIES THIS PROXY STATEMENT.

By order of the Board of Directors,

CAROL ELLIS MORGAN
Senior Vice President,
General Counsel, and Secretary

  PRINTED ON RECYCLED PAPER

PROXY

NATIONAL SERVICE INDUSTRIES, INC.

Annual Stockholders Meeting December 19, 2002
Proxy Solicited by the Board of Directors

The undersigned does hereby appoint BROCK A. HATTOX and CAROL ELLIS MORGAN, and each of them, proxies of the undersigned with full power of substitution in each of them to vote at the annual meeting of stockholders of National Service Industries, Inc. (the “Corporation”) to be held on December 19, 2002 at 10:00 a.m., and at any and all adjournments thereof, with respect to all shares which the undersigned would be entitled to vote, and with all powers which the undersigned would possess if personally present, as follows on the reverse, and in their discretion upon all other matters brought before the meeting.

Please provide a change of address or comments below:

IF VOTING BY MAIL, PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
YOUR VOTE IS IMPORTANT. PLEASE ACT PROMPTLY

SEE REVERSE SIDE

FOLD AND DETACH HERE

National
Service
Industries
[LOGO]

ANNUAL MEETING DIRECTIONS AND PARKING INFORMATION

10:00 a.m., December 19, 2002,
Kennesaw State University, A.L. Burruss Building, 1000 Chastain Road, N.W.
Kennesaw, Georgia 30144-5591

Directions to Kennesaw State University, A.L. Burruss Building

Kennesaw, Georgia

From I-75, take Exit 271, go west on Chastain Road to Kennesaw State University Road. Turn right into the main entrance to the University. Follow KSU Road to Cobb Avenue. Turn left into the parking lot. Student ambassadors will be there to direct you to the Burruss Building.

☒  Please mark your
votes as in this
example

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED“FOR” THE ITEMS SET FORTH BELOW.
THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS VOTES “FOR” EACH OF THE FOLLOWING ITEMS:

1. Nominees for Director:	FOR ALL NOMINEES ☐	WITHHOLD AUTHORITY ☐	Nominees for Director: (01) Dennis R. Beresfsord (02) John E. Cay, III (03) Don L. Chapman (04) Brock A. Hattox	(05) Joia M. Johnson (06) Michael Z. Kay (07) Betty L. Siegel (08) John T. Sweetwood	2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the Corporation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

For, except vote withheld from the following nominee(s):

Mark box at right if an address change or comment has been noted on the reverse side of this card.	☐

PLEASE BE SURE TO SIGN AND DATE THIS PROXY.

SIGNATURE(S)_______________________________________ DATE_________________________

If voting by mail, please date this proxy and sign exactly as your name, or names, appear hereon. Where there is more than one owner, each must sign. When signing in fiduciary or representative capacity, please give full title as such.

* FOLD AND DETACH HERE *

[NATIONAL SERVICE INDUSTRIES LOGO]

Dear Stockholder:

National Service Industries, Inc. encourages you to take advantage of convenient ways by which you can vote your shares. You can vote your shares electronically through the internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box and the last four digits of your Social Security number are required to access the system.

      1. To vote over the internet:

•	Log on to the internet and go to the web site http://www.eproxyvote.com/nsi

      2. To vote over the telephone:

•	On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683)

Each method is available 24 hours a day, 7 days a week.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, please do not mail back your proxy card.